701 Evans Avenue	telephone: (416) 626-6000
8th Floor	facsimile: (416) 626-8650
Toronto, Ontario Canada	email: info@mscm.ca
M9C 1A3	website: www.mscm.ca

Consent of Independent Registered Public Accounting Firm

We hereby provide our consent to the incorporation by reference, in this Annual Report on Form 10-K of Portlogic System Inc. of our report dated September 8, 2010 relating to our audits of the consolidated financial statements of Portlogic System Inc. for the years ended May 31, 2010 and 2009 and for the period from June 22, 2004 (inception) to May 31, 2010.

Our report, dated September 8, 2010, contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern.  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MSCM LLP

Toronto, Canada

September 13, 2010